UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Under § 240.14a-12
SACHEM CAPITAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SACHEM CAPITAL CORP.
568 East Main Street
Branford, CT 06405
September 11, 2026
To our Shareholders:
You are invited to attend the 2026 Annual Meeting of Shareholders of Sachem Capital Corp., which will convene at 10:00 a.m., Eastern Daylight Time, on Thursday, October 22, 2026. The Annual Meeting will be held virtually on the Internet at meetnow.global/M9ZHLZ6. We believe that holding a virtual meeting makes it easier for our shareholders to attend the meeting, resulting in greater shareholder participation, and results in significant cost savings for the company and for its shareholders.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend this Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.
Thank you for your continued support.
Sincerely,
John L. Villano, CPA
Chairman of the Board

SACHEM CAPITAL CORP.
568 East Main Street
Branford, CT 06405
Notice of Annual Meeting of Shareholders
To be held on Thursday, October 22, 2026

The 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Sachem Capital Corp. (the “Company”) will be held virtually via the Internet at meetnow.global/M9ZHLZ6, on Thursday, October 22, 2026, at 10:00 a.m., Eastern Daylight Time. There is no physical location for the Annual Meeting.
The purpose of the Annual Meeting is to consider and act upon the following:
1.    To elect three (3) directors to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.
2.    To approve, on an advisory basis, the appointment of Baker Tilly US, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026.
3.    To approve the non-binding advisory resolution relating to executive compensation.
4.    To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.
Holders of the Company’s common shares, par value $0.001 per share, of record at the close of business on September 2, 2026, are entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the meeting.
Your vote is important. Please vote in one of these ways:
1.    Via internet: Go to www.envisionreports.com/SACH and follow the instructions. You will need to enter the control number on your proxy card;
2.    By telephone: Call toll-free (800) 652-8683 and follow the instructions. You will need to enter the control number on your proxy card;
3.    In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or
4.    During the meeting: Join the meeting at meetnow.global/M9ZHLZ6 on Thursday, October 22, 2026, at 10:00 a.m. Eastern Daylight Time to vote during the 2026 Annual Meeting.
By order of the Board of Directors
John L. Villano, CPA
Chairman of the Board
Branford, Connecticut
September 11, 2026

IMPORTANT:    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE OR MAIL AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL YOUR SHARES WILL BE VOTED.
We appreciate your giving this matter your prompt attention.
Important Notice Regarding Availability of Proxy Materials
for the Shareholder Meeting To Be Held On Thursday, October 22, 2026
THE PROXY MATERIALS FOR THE ANNUAL MEETING, INCLUDING THE ANNUAL REPORT,
THIS PROXY STATEMENT, AND THE PROXY, ARE ALSO AVAILABLE AT WWW.ENVISIONREPORTS.COM/SACH.

If you have any questions or require any assistance with voting your shares, please contact our Proxy Solicitor.

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 380-6982
All Others Call Toll-Free: (888) 791-3319
E-mail: sachem@dfking.com

SACHEM CAPITAL CORP.
568 East Main Street
Branford, CT 06405

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, October 22, 2026
Proxies in the form enclosed with this Proxy Statement are being solicited by the Board of Directors (the “Board”) of Sachem Capital Corp. (the “Company,” “we,” “us,” “our,” “Sachem” or any derivative thereof) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually via the Internet at meetnow.global/M9ZHLZ6 on Thursday, October 22, 2026, at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the Notice of Meeting and this Proxy Statement. The Company’s principal executive offices are located at 568 East Main Street, Branford, Connecticut 06405. The approximate date on which this Proxy Statement, the accompanying proxy card (“Proxy”) and the Company Annual Report for the year ended December 31, 2025 (the “Annual Report”) will be mailed to shareholders is September 11, 2026.
Important Notice Regarding Availability of Proxy Materials
for the Shareholder Meeting To Be Held On Thursday, October 22, 2026
THE PROXY MATERIALS FOR THE ANNUAL MEETING, INCLUDING THE ANNUAL REPORT, THIS PROXY STATEMENT, AND THE PROXY (COLLECTIVELY, THE “PROXY MATERIALS”), ARE ALSO AVAILABLE AT WWW.ENVISIONREPORTS.COM/SACH.
THE VOTING AND VOTE REQUIRED
Record Date and Quorum
Only shareholders of record at the close of business on September 2, 2026 (the “Record Date”), are entitled to notice of and vote at the Annual Meeting. On September 2, 2026, we had 47,954,632 common shares, par value $0.001 per share (“Common Shares”) and 2,312,758 shares of 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) issued and outstanding. Each Common Share is entitled to one vote and, except under limited circumstances, none of which have occurred, holders of the Series A Preferred Stock do not have any voting rights and are not entitled to vote at the Annual Meeting. Common Shares represented by a properly executed, unrevoked Proxy received in time for the Annual Meeting will be voted as specified. A quorum will be present at the Annual Meeting if shareholders owning a majority of the Common Shares outstanding on the Record Date are present at the Annual Meeting, virtually or by Proxy.
Voting of Proxies
The person acting as proxy (the “Proxyholder”) pursuant to a properly completed and signed Proxy will vote the Common Shares represented as directed in the signed Proxy. Unless otherwise directed in the Proxy, the Proxyholder will vote the Common Shares represented by the Proxy: (i) for the election of the director nominees named in this Proxy Statement (“Election of Directors”); (ii) for the advisory approval of the appointment of Baker Tilly US, LLP (“Baker Tilly”) as the Company’s independent auditors for the year ending December 31, 2026 (the “Approval of Auditors”); (iii) for approval of the non-binding advisory resolution relating to executive compensation (the “Advisory Vote on Executive Compensation”); and (iv) in their discretion, on any other business that may come before the Annual Meeting and any adjournments of the Annual Meeting.
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (see below). All Common Shares represented by valid Proxies will be voted in accordance with the instructions contained therein. A Proxy may be revoked by the shareholder giving the Proxy at any time before it is voted, by written notice addressed to and received by our Corporate Secretary or the Secretary of the Annual Meeting, and a prior Proxy is automatically revoked by a shareholder giving a subsequent Proxy or attending and voting at the Annual Meeting. Attendance at the Annual Meeting, however, in and of itself does not revoke a prior Proxy. Common Shares represented by Proxies that are marked “WITHHOLD” or “ABSTAIN” will be counted as present for quorum purposes.

Broker Non-Votes. A broker non-vote occurs when Common Shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”). If your broker holds your Common Shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your Common Shares on “routine” matters. Where a proposal is a “non-routine” matter, a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed Common Shares on that proposal. At the Annual Meeting, the Approval of Auditors (Proposal No. 2) is considered a routine matter. The Election of Directors (Proposal No. 1) and the Advisory Vote on Executive Compensation (Proposal No. 3) are considered “non-routine” matters, and your broker will not have discretion to vote on these proposals. Broker non-votes will be counted towards determining whether or not a quorum is present.
Voting Requirements
Election of Directors. The election of the three (3) director nominees will require a plurality of the votes cast at the Annual Meeting. Election by a plurality means that the director nominee with the most votes for a particular Board seat is elected for that seat. Common Shares represented by Proxies marked “WITHHOLD” and broker non-votes will be deemed not to have been cast and will have no effect on the outcome of the vote.
Approval of Auditors and the Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote at the Annual Meeting is required to approve the appointment of Baker Tilly as the Company’s independent auditors on an advisory basis for the fiscal year ending December 31, 2026 and the Advisory Vote on Executive Compensation. An abstention from voting on Approval of Auditors or the Advisory Vote on Executive Compensation will be treated as “present” for quorum purposes. Common Shares represented by Proxies marked “ABSTAIN” will not be treated as a vote “for” or “against” the matter and, thus will have no effect on the outcome of the vote.
Virtual Meeting Instructions/Q&A
Q:    Why are you holding a virtual meeting instead of an in-person meeting?
A:    We believe that holding a virtual meeting will enable more of our shareholders to attend and participate in the Annual Meeting since our shareholders can participate from any location around the world with Internet access. Virtual meetings provide expanded access, improved communication and cost savings for us and our shareholders.
Q:    How can I attend the Annual Meeting?
A:    The Annual Meeting will be conducted completely online via the Internet. You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting meetnow.global/M9ZHLZ6. You will also be able to vote your Common Shares online by attending the Annual Meeting via the Internet. To participate in the Annual Meeting, you will need the information included on the accompanying Proxy Statement, on your Proxy or on the instructions that accompanied the Proxy Materials. If you are a holder of record and you have misplaced your control number, please email the Company at drb@sachemcapitalcorp.com. We encourage you to access the Annual Meeting before the start time of 10:00 a.m. Eastern Daylight Time on October 22, 2026. If you plan to attend the Annual Meeting, we encourage you to log-in prior to the start time, leaving ample time for online check-in. Please follow the registration instructions as outlined in this Proxy Statement. We will have a support team ready to assist attendees with any technical difficulties they may have accessing or hearing the audio webcast of the meeting.
Q:    What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:    Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote at the meeting or by Proxy.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in street name, and the Proxy Materials are being forwarded to you by your broker, bank, or nominee, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner of shares, you are invited to attend the virtual Annual Meeting; however, you may not vote your shares at the Annual Meeting unless you obtain a written Proxy from your broker. You may vote your shares as described in the question below, “If I am a beneficial owner shareholder, how do I vote?”.
Q:    If I am a beneficial owner shareholder, how do I vote?
A:    If you are a beneficial owner of shares, you will receive instructions from your broker describing how to vote your shares. As a beneficial owner of your shares, you are entitled to direct your broker how to vote your shares. You may instruct your broker on how to vote by completing the voting instruction form provided to you by your broker. You may also vote by telephone or via the Internet if your broker makes such methods available, in which case applicable instructions will be provided to you by your broker. For further information, see the question below, “What is a broker non-vote?”
Q:    If I am a shareholder of record, how do I vote?
A:    If you are a shareholder of record, you may vote your shares via the Internet at www.envisionreports.com/SACH. You may also vote by touch-tone telephone from the United States by calling (800) 652-8683, or by completing, signing and dating the Proxy and returning the enclosed Proxy in the pre-paid envelope. In order to be valid and acted upon at the Annual Meeting, your proxy must be received before 11:59 p.m., Eastern Daylight Time, on October 21, 2026. Shares represented by Proxy will be voted at the Annual Meeting unless the Proxy is revoked at any time prior to the time at which the shares covered by Proxy are voted by: (i) timely submitting a Proxy with new voting instructions via the Internet or telephone; (ii) timely delivering a valid, later-dated executed Proxy; (iii) delivering a written notice of revocation that is received by our Corporate Secretary at Sachem Capital Corp., 568 East Main Street, Branford, Connecticut 06405, Attention: Corporate Secretary, by 11:59 p.m., Eastern Daylight Saving Time, on October 21, 2026; or (iv) voting at the virtual Annual Meeting by completing a ballot. The control number provided on your voting information form or Proxy is necessary to vote. Please review the materials provided to you and vote as soon as possible.
Q:    What is a broker non-vote?
A:    If your shares are held in “street name” (that is, held for your account by a broker, bank, or other nominee), you will receive voting instructions from your broker, bank, or other nominee. If you are a street name holder and your shares are registered in the name of a broker, the New York Stock Exchange (the “NYSE”) rules applicable to brokers who have record ownership of listed Company stock determine whether your broker may vote your shares in its discretion even if it does not receive voting instructions from you (so called “discretionary voting authority”).
A “broker non-vote” occurs when a broker submits a Proxy on behalf of a beneficial owner for a shareholder meeting but does not vote on a particular proposal because such broker does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes, if any, will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum, but will not be counted in determining the number of votes cast on certain proposals.
Q:    Can I change my vote?
A:    Yes. If your shares are registered directly in your name, you may change your vote or revoke your Proxy by:
•    Delivering written notice of revocation to the Corporate Secretary at Sachem Capital Corp., 568 East Main Street, Branford, Connecticut 06405, Attention: Corporate Secretary;
•    Delivering a properly executed Proxy bearing a later date than the Proxy that you wish to revoke;
•    Submitting a later dated Proxy over the telephone or Internet in accordance with the instructions on the Proxy; or
•    Voting your shares electronically during the Annual Meeting.

If you are the beneficial owner of shares held through a broker, bank or other nominee, then you must follow the specific instructions, including applicable deadlines, provided to you by your broker, bank or other nominee to change or revoke any instructions you have already provided to your broker, bank or other nominee. If you have obtained a voter instruction form from your broker, bank or other nominee that holds your shares giving you the right to vote the shares, you may change your vote by attending the virtual Annual Meeting and voting electronically if you attach to your ballot a legal proxy from your broker, bank or other nominee saved as a PDF or image file.
Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of Proxy.
Q:    Who will count the votes?
A:    Computershare will serve as tabulator and inspector of election. In such capacity, Computershare will count and certify votes at the Annual Meeting.
Q:    Where can I find the voting results of the Annual Meeting?
A:    We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC following the end of the Annual Meeting.
Q:    What happens if the Annual Meeting is adjourned?
A:    Unless a new record date is fixed, your proxy will continue to be valid pursuant to applicable law and may be used to vote our Common Shares at the adjourned Annual Meeting. You will still be able to change or revoke your Proxy until it is used to vote your shares.
Q:    Will my shares be voted if I do nothing?
A:    If you are a shareholder of record and do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a beneficial holder and do not instruct your broker, bank, or other nominee how to vote your shares, your broker will not be able to vote on your behalf without instruction as to any matter that is considered non-routine under the NYSE rules. For more information, please see “What is a broker non-vote?” in this Proxy Statement.

Proposal No. 1
ELECTION OF DIRECTORS
Three (3) directors are to be elected at the Annual Meeting. All directors hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

Following the death of Arthur Goldberg in May 2026, the Board, pursuant to Article III, Section 2 of our Bylaws (defined below), reduced the size of the Board from four (4) to three (3) directors. Accordingly, upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the individuals named below for election as directors at the Annual Meeting.
It is intended that votes pursuant to the enclosed Proxy will be cast for the election of the three (3) director nominees named below. If any such nominee should become unable or unwilling to serve as a director, the Proxyholder will vote for the election of an alternate candidate, if any, as shall be designated by the Board. The Board has no reason to believe that any of these nominees will be unable to serve if elected. Each nominee has consented to being named in this Proxy Statement and to serve if elected. All three (3) nominees are currently members of the Board. There are no family relationships among any of the executive officers or directors of the Company.
Our director nominees and their respective ages as of the Record Date are as follows:

Name	Age	Position
John L. Villano	65	Chairman of the Board, Chief Executive Officer and President
Leslie Bernhard(1)(3)	82	Director
Brian A. Prinz(2)(3)	73	Director

(1)    Chair of the Compensation Committee (“Compensation Committee”) and the Audit Committee (“Audit Committee”).
(2)    Chair of the Nominating and Corporate Governance Committee (“Nominating and Corporate Governance Committee”).
(3)    Member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Set forth below is a brief description of the background and business experience of our director nominees:
John L. Villano, one of our founders, is Chairman of the Board, Chief Executive Officer and President. Mr. Villano was appointed as a director and Chairman of the Board, Co-Chief Executive Officer, Chief Financial Officer and Secretary in February 2017, immediately prior to our initial public offering. In November 2019, upon the resignation of his brother, Jeffrey C. Villano, he became our sole Chief Executive Officer and was appointed Treasurer in addition to his then current positions with the Company and resigned as Secretary. Mr. Villano served as our Chief Financial Officer until August 2022 and as our Treasurer until July 2022. He served as our Interim Chief Financial Officer from May 2023 until June 2024. Mr. Villano has been designated as our principal executive officer. Mr. Villano is a certified public accountant and was engaged in the private practice of accounting and auditing for almost 30 years. His responsibilities include overseeing all aspects of our business operations, including loan origination and servicing, investor relations, brand development and business development. He is also responsible for all our accounting and financial matters. Mr. Villano holds a bachelor’s degree in accounting from the University of Rhode Island in 1982. We believe that Mr. Villano’s experience in managing our business since its inception and his professional background as a certified public accountant make him an important part of our management team and make him a worthy candidate to serve on the Board and to lead the Board as Chairman.
Leslie Bernhard was appointed as a director in February 2017. Ms. Bernhard brings extensive public company experience both as a member of C-level management and as a director of multiple corporations. In February 2024, Ms. Bernhard joined the board of directors of Sharplink Gaming Inc. (NASDAQ: SBET), an online technology company. In addition, since November 2023, she has been serving as the chairman of the board of Nexalin Technology, Inc. (NASDAQ: NXL), a company that designs and develops medical devices that utilizes bioelectronic medical technology. She served as an independent director of Milestone Scientific Inc. (NYSE American: MLSS), a developer and manufacturer of medical and dental devices, from May 2003 until

January 4, 2023 and as the non-executive chairman of the Milestone board of directors from October 2009 through January 4, 2023. She also served as interim chief executive officer of Milestone from October 2017 to December 2017. From 2007 through September 2018, Ms. Bernhard served as an independent director of Universal Power Group, Inc. (NYSE American: UPGI), a global supplier of power solutions, and as a consultant to Universal Power Group, Inc. from September 2018 to December 2020. In 1986, Ms. Bernhard co-founded AdStar, Inc., an electronic ad intake service to the newspaper industry taking it public in 1999 (NASDAQ: ADST), and served as its president, chief executive officer and executive director until 2012. Ms. Bernhard holds a BS Degree in Education from St. John’s University. We believe that Ms. Bernhard’s experience as an entrepreneur and her service as a director of other public corporations enable her to make important contributions to the Board. Based on her extensive public company experience as a member of C-level management and as a director, the Board has also determined that Ms. Bernhard qualifies as the Audit Committee financial expert, pursuant to Item 407(d)(5) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”).
Brian A. Prinz was appointed as a director in February 2017. He is currently retired and, since 2016, has been a member of the board of directors of Current, Inc., a leading manufacturer of laminated products including sheeting, tubes, rods, spacers and standoffs, as well as electrical grade laminates, a variety of carbon fiber products and other industrial products, which are used in various industries including construction, recreation, energy exploration and defense. From September 2022 to September 2023, Mr. Prinz served as a consultant to Current, Inc. Prior to that, from September 2001 to September 2022, he was the president and chief financial officer of Current, Inc., with which he was employed since 1976. Mr. Prinz graduated from Bryant College with a B.A. in 1976. We believe that his background and experience make him well qualified to serve as a member of the Board.
The Board recommends a vote FOR the election of each director nominee, and Proxies that are signed and returned will be so voted,
unless otherwise instructed.
*  *  *  *  *

EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name	Age	Capacity in Which Served	In Current Position Since
John L. Villano(1)	65	Chairman of the Board, Chief Executive Officer and President	2017
Jeffery C. Walraven	57	Executive Vice President and Chief Financial Officer	2024	(2)

(1)    Biographical information for Mr. Villano is provided above.
(2)    Mr. Walraven was appointed to the position of Interim Chief Financial Officer in December 2024 upon the resignation of Nicholas M. Marcello, our former Chief Financial Officer. Mr. Walraven was promoted to Executive Vice President and Chief Financial Officer effective September 1, 2025.
Jeffery C. Walraven serves as Executive Vice President and Chief Financial Officer, a position he has held since September 1, 2025. He previously served as a director of the Company beginning in August 2024 and was appointed Interim Chief Financial Officer in December 2024. In conjunction with his promotion to Executive Vice President and Chief Financial Officer, Mr. Walraven resigned from the Board. Mr. Walraven brings experience in public company accounting, corporate capital markets and background in the real estate industry. Mr. Walraven is a co-founder and chief operating officer of Freehold Properties, Inc., a real estate investment trust (REIT) focused on specialty industrial and retail real estate, since its formation in May 2019. In addition, he has served as an independent director and member of the audit committee of Broad Street Realty, Inc. (OTCQX: BRST), a real estate company that owns, operates, develops, and redevelops primarily essential grocery-anchored shopping centers and mixed-use properties, since September 2023. From January 2014 to May 2019, Mr. Walraven served as executive vice president and chief financial officer of MedEquities Realty Trust, Inc. (formerly NYSE: MRT), a REIT specializing in healthcare properties. From July 2007 to June 2014,

Mr.Walraven served as an assurance partner of BDO USA, LLP, an international accounting firm, and was appointed managing partner of BDO USA’s Memphis office in January 2013. Mr. Walraven is formerly a certified public accountant (actively licensed 1996 to 2016)and graduated from Bob Jones University with a B.S. in Financial Management and from Clemson University with an M.P.A. in professional accountancy. We believe Mr. Walraven’s experience in public company accounting, corporate capital markets and background in the real estate industry make him an important part of our management team.

Code of Ethics
We have adopted a code of ethics that applies to our directors, principal executive officer, principal financial officer and other persons performing similar functions. The Code of Ethics is posted on our web site at www.sachemcapitalcorp.com. We will also provide a copy of the Code of Ethics to any person without charge, upon written request addressed to our Corporate Secretary at our principal executive office located at 568 East Main Street, Branford, CT 06405. In addition, we intend to post on our website all disclosures that are required by law or the NYSE American LLC (the “NYSE American”) listing standards concerning any amendments to, or waivers from, any provision of our Code of Ethics.
Director Independence and Committees of the Board
The current members of the Board are John L. Villano, Leslie Bernhard, and Brian A. Prinz. The Board has determined, in accordance with the NYSE American Company Guide (“NYSE Rules”), that: (i) Ms. Bernhard and Mr. Prinz are independent and represent a majority of its members; and (ii) Ms. Bernhard and Mr. Prinz, as the members of the Audit Committee, the Nominating and Corporate Governance Committee and Compensation Committee, are independent for such purposes. In determining director independence, the Board applies the independence standards set by NYSE American. In applying these standards, the Board considers all transactions with the independent directors and the impact of such transactions, if any, on any of the independent directors’ ability to continue to serve on the Board.
We have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of each committee must also meet applicable independence tests of the NYSE American and SEC. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of, among other topics: any transactions or relationships between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, our independent registered public accounting firm or any advisors to the Compensation Committee; any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates; and any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers.
The Board has determined that each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is made up entirely of independent directors as defined under the NYSE Rules. Ms. Bernhard is the chair of the Compensation Committee and the Audit Committee and qualifies as an “audit committee financial expert” pursuant to Item 407(d)(5) of Regulation S-K; and Mr. Prinz is the chair of the Nominating and Corporate Governance Committee. As members of the committees, independent directors meet without the presence of non-independent directors in executive session.
Audit Committee. The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities include the following:
•    selecting, hiring and terminating our independent auditors;
•    evaluating the qualifications, independence and performance of our independent auditors;
•    approving the audit and non-audit services to be performed by the independent auditors;
•    reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;
•    overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;
•    with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•    preparing the report that the SEC requires in our annual proxy statement.

Compensation Committee. The Compensation Committee assists the Board in determining the compensation of our executive officers and directors. The Compensation Committee is comprised entirely of directors who satisfy the applicable independence requirements of the NYSE American and also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act . Specific responsibilities of the Compensation Committee include the following:
•    evaluating the performance of our executive officers, determining and approving the compensation of our Chief Executive Officer and making recommendations to the Board regarding the compensation of our other executive officers;
•    evaluating the appropriate level of compensation for service by our non-employee directors; and
•    reviewing and administering our equity-based and other incentive compensation plans, to the extent such administration has not been retained by the Board.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying and recommending individuals qualified to become members of the Board. Specific responsibilities include the following:
•    evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•    establishing a policy for considering shareholder nominees to the Board;
•    reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and
•    reviewing and monitoring compliance with our Code of Ethics and insider trading policy.
During fiscal year 2025, the Board held thirteen meetings, including regularly scheduled meetings and special meetings. The Audit Committee held four meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held one meeting. The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.sachemcapitalcorp.com/investor-relations/governance.
All directors attended or participated in at least 75% of the aggregate number of meetings of the Board and of the Board’s committees on which each applicable director served.
It is the Company’s policy that directors are encouraged to attend the Annual Meeting. All of our directors attended the Company’s 2025 annual meeting.
Audit Committee Report
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee consists of two (2) members of the Board who meet the independence and experience requirements of NYSE American and the SEC.
The Audit Committee retains our independent registered public accounting firm and approves in advance all permissible non-audit services performed by them and other auditing firms. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control, the Audit Committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements, the adoption and disclosure of our critical accounting estimates and generally oversees our relationship with our independent registered public accounting firm.
The Audit Committee has reviewed our audited financial statements for the year ended December 31, 2025 and met with management to discuss such audited financial statements. The Audit Committee has discussed with Baker Tilly, our independent accountants, the matters required to be discussed pursuant to applicable auditing standards. The Audit Committee has received the written disclosures and the letter from Baker Tilly required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Baker Tilly its independence from us and our management. Baker Tilly had full and free access to the Audit Committee. Based on its review and discussions, the Audit Committee has recommended to the Board that our audited financial statements for the year ended December 31, 2025 be included in our Annual Report on Form 10-K for the year then ended for filing with the SEC.
AUDIT COMMITTEE:
Leslie Bernhard, Chairman
Brian A. Prinz
The above Audit Committee report is not deemed to be “soliciting material,” and is not “filed” with the SEC.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for recommending to the Board the director nominees for election at the annual meeting of shareholders each year and will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of Common Shares of Company stock held by the recommending shareholder and the length of time that such Common Shares have been held. To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing containing the information specified in our Amended and Restated Bylaws, dated as of March 25, 2025 (“Bylaws”), regarding the proposing shareholder and the proposed nominee. See the section entitled “Shareholder Director Nomination and Other Shareholder Proposals for Presentation at the 2027 Annual Meeting Not Included in the 2027 Proxy Statement” below.
The information described above must be sent to the Company’s Corporate Secretary at 568 East Main Street, Branford, Connecticut 06405, on a timely basis to be considered by the Nominating and Corporate Governance Committee, within the time periods set forth in the “Shareholder Proposals” section below.
The Nominating and Corporate Governance Committee may also receive suggestions from current Company directors, executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating and Corporate Governance Committee for such candidates. The Nominating and Corporate Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates.
Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating and Corporate Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Corporate Governance Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. The Nominating and Corporate Governance Committee may consider all such information in light of information regarding any other candidates that the Nominating and Corporate Governance Committee might be evaluating for membership on the Board. In certain instances, the Nominating and Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.
Disclosure of Director Qualifications
The Board, acting through the Nominating and Corporate Governance Committee, is responsible for assembling for shareholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board of directors.
The Nominating and Corporate Governance Committee believes that the minimum qualifications for service as a director are that a nominee possesses an ability, as demonstrated by recognized success in his or her business or professional field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company as well as a reputation of integrity and competence in his or her personal and professional activities. The Nominating and Corporate Governance Committee’s criteria for evaluating potential candidates include the following: (i) an understanding of the Company’s business, the markets in which it operates and culture; (ii) the possession of such knowledge, skills, expertise and diversity of experience that would enhance the Board’s ability to manage and direct the affairs and business of the Company; (iii) certain personal characteristics including integrity, competence, suitable professional training and experience, record of achievement, a reputation for collegiality, a history of constructive contribution to collective endeavors and (iv) the ability and commitment to devote sufficient time and energy to serve on the Board. Finally, the Nominating and Corporate Governance Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds, skills, experiences and perspectives that reflect the values of the community in which the Company operates and that will enable the Company to fully and properly serve its clients and the surrounding communities as well as address the business and social challenges that could arise in the course of the Company’s business activities.
Board Leadership Structure
John L. Villano has served as Chairman of the Board, co-Chief Executive Officer and Chief Executive Officer (upon the departure of Jeffrey C. Villano in November 2019) since taking office in February 2017. Our Bylaws give the Board the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be held by the same person or by two separate individuals. Our Nominating and Corporate Governance Committee evaluates our leadership structure and determines the most appropriate structure based upon its assessment of the Company’s needs, strategy and long-term goals. The Board also considers specific circumstances that may arise from time to time as well as social and cultural issues that may arise in the course of the Company’s business. At this time, the Board has determined that having John L. Villano serve as both the Chairman of the Board and Chief Executive Officer is in the best interest of our shareholders. The Board believes this structure makes the best use of Mr. Villano’s extensive knowledge of our business, financial requirements, personnel, strategic initiatives and industry. It also fosters real-time communication between management and the Board.
The Board’s Oversight of Risk Management
The Board recognizes that all companies face a variety of risks, including credit risk, liquidity risk, strategic risk, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making. The Board encourages, and management promotes, a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also continually works, with the input of management to assess and analyze the most likely areas of future risk to which we may be vulnerable.
Cybersecurity-Related Risks
We recognize the critical importance of maintaining the integrity, availability and security of our information systems. We take a holistic, multi-layered approach to addressing cybersecurity risks, supported by management and the Board. Our Board has ultimate oversight of cybersecurity risk but has delegated some oversight responsibilities to management as part of our enterprise risk management program. For further discussion of cyber security risk management, see Item 1C, Cybersecurity, of our Annual Report.
Communications with Directors
The Board has established a process to receive communications from shareholders. Shareholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to Sachem Capital Corp., 568 East Main Street, Branford, Connecticut 06405, Attention: Corporate Secretary.
All communications received as set forth in the preceding paragraph will be opened by our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, our Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.
Trading Restrictions
All of our officers, directors and employees are subject to our insider trading policy, which prohibits trading in our securities while in possession of material nonpublic information about us. In addition, all trades by directors, a Named Executive Officer (as defined below) and certain other employees and consultants must be pre-approved by our designated chief compliance officer. Under this policy, those subject to the insider trading policy may not trade in options, warrants, puts and calls or similar instruments on Company securities or sell Company securities “short.”
Anti-Pledging Policy
All of our officers, directors and employees are subject to our anti-pledging policy, which prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Equity Award Practice
The Compensation Committee generally approves annual grants to executive officers at a meeting that occurs during the first quarter following each fiscal year end. In addition to the annual grants, stock awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. We do not grant equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant dates, vesting events, or sale events. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for our Named Executive Officers.
Clawback Policy
We have adopted a clawback policy for executive officers, in compliance with NYSE rules and SEC regulations. The Company’s clawback policy allows the Company to recoup the value of any erroneously awarded incentive compensation paid based wholly or partly on the attainment of performance conditions containing financial reporting measures, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws. The clawback policy covers any erroneously awarded incentive compensation received during the three completed fiscal years preceding the date on which the Company is required to prepare such accounting restatement.

COMPENSATION OF DIRECTORS
The Board periodically reviews the type and form of compensation paid to our non-employee directors. Based on this review, the Board makes adjustments to the non-employee director compensation program in an effort to provide competitive compensation to our non-employee directors. For 2025, our Compensation Committee retained Farient Advisors, LLC (“Farient”) to provide it with information, recommendations, and other advice relating to director compensation.
Our non-employee director compensation plan, as amended on September 29, 2025 (the “Director Plan”), provides the following compensation for our non-employee directors effective October 1, 2025:
•    each non-employee director receives cash compensation in the total amount of $150,000 per year (previously $90,000), which amount is paid in equal quarterly installments of $37,500 (previously $22,500) on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1);
•    each non-employee director may elect to receive up to 50% of any quarterly installment in the form of fully vested Common Shares based on the closing price of such shares on the last trading day immediately prior to the date on which the affected payment is to be made;
•    the additional cash compensation payable to the chairperson of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee remain unchanged as follows:
•    the chairperson of the Audit Committee receives an additional cash compensation of $7,500 per year, payable in equal quarterly installments of $1,875 on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1);
•    the chairperson of the Compensation Committee receives an additional cash compensation of $5,000 per year, payable in equal quarterly installments of $1,250 on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1);
•    the chairperson of the Nominating and Corporate Governance Committee receives an additional cash compensation of $2,500 per year, payable in equal quarterly installments of $625 on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1); and
•    the non-employee director serving on our Loan Approval Committee receives an additional cash compensation of $10,000 per year, payable in equal quarterly installments of $2,500 on the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1).
John L. Villano, an executive officer as well as a director, does not receive compensation in connection with his position as a member of the Board.

The following table provides compensation information for the year ended December 31, 2025 for each of the non-employee directors. The table excludes Mr. Villano and Mr. Walraven, who are Named Executive Officers of the company and did not receive any additional compensation for their service as a director in 2025. The compensation received by Mr. Villano and Mr. Walraven during 2025 is set forth in the section of this Proxy Statement captioned “Executive Compensation — 2025 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)	All Other Compensation ($)	Total ($)
Leslie Bernhard	$163,778	—	—	$163,778
Arthur L. Goldberg (3)	$122,478	43,800	—	$166,278
Brian A. Prinz	$125,603	43,800	—	$169,403

(1)    Prior to October 1, 2025, each non-employee director had the option to elect to receive an additional cash compensation of $20,000 payable in a lump sum or a grant of fully vested Common Shares with a grant date value of $20,000 based on the fair market value of our Common Shares on the date he or she is re-elected to serve on the Board . Upon their re-election to the Board at our 2025 Annual Meeting of Shareholders, Ms. Bernhard chose the cash option and Messrs. Goldberg and Prinz chose the share option.

(2) Represents the grant date fair value of the restricted stock awards granted in 2025. In each case, the amounts were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of our Common Shares on the date of grant. The value ultimately realized by the directors upon vesting of the awards may or may not be equal to this determined amount.

(3)    Mr. Goldberg served as a non-employee director throughout 2025 and until his death on May 20, 2026. Accordingly, he is included in this table, which reports director compensation for 2025, but he is not a nominee for election at the Annual Meeting.

Executive Compensation
For our fiscal year 2025, we qualified as a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act, and as a result, we have elected to comply with certain scaled disclosure requirements applicable to smaller reporting companies with respect to certain portions of the executive compensation disclosure in this Proxy Statement.
Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our Compensation Committee, often attends meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Compensation Committee reviews the Chief Executive Officer’s recommendations and relevant market data regarding executive compensation. Our Compensation Committee then makes recommendations to our Board regarding executive compensation without members of management present.
Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. For 2025, our Compensation Committee retained Farient to provide it with information, recommendations and other advice relating to executive compensation. Farient assisted in developing a group of peer companies to help us compare our executive officers’ compensation with compensation provided by the peers, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.
2025 Summary Compensation Table
The following Summary Compensation Table sets forth the compensation earned by or paid to named executive officers as defined in Item 402(m)(2) of Regulation S-K (the “Named Executive Officers”) for the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation ($)		Total ($)
John L. Villano	2025	$750,000	$675,000	$125,000	$105,089	(2)	$1,655,089
Chairman of the Board, President, Chief Executive Officer and Director	2024	$750,000	$300,000	$506,712	$165,615	(3)	$1,722,327
Jeffery C. Walraven (4)	2025	$689,231	$50,000	$323,800	$32,622	(5)	$1,095,653
Executive Vice President and Chief Financial Officer	2024	$31,250	—	—	$42,500	(6)	$73,750

(1)    Represents the grant date fair value of the restricted stock awards granted in 2025 and 2024. In each case, the amounts were determined in accordance with FASB ASC Topic 718 based on the closing price of our Common Shares on the date of grant. The value ultimately realized by the Named Executive Officers upon vesting of the awards may or may not be equal to this determined amount.
(2)    Represents (i) an auto allowance of $26,000 per annum, (ii) a one-time payment by the Company in the amount of $44,908 to cover the estimated tax liability for the restricted stock awards to Mr. Villano that vested in 2025, (iii) dividends received by Mr. Villano in 2025 on an aggregate of 230,814 unvested Common Shares totaling $23,081, (iv) employer 401k matching contribution of $10,500, and (v) reimbursements for personal expenses incurred totaling $600 pursuant to the terms of Mr. Villano’s employment agreement.
(3)    Represents (i) an auto allowance of $26,000 per annum, (ii) a one-time payment by the Company in the amount of $123,729 to cover the estimated tax liability for the restricted stock awards to Mr. Villano that vested in 2024, (iii) employer 401k matching contribution of $10,350, and (iv) reimbursements for insurance costs incurred totaling $5,536 pursuant to the terms of Mr. Villano’s employment agreement.
(4)    In December 2024, Jeffery C. Walraven was appointed as our Interim Chief Financial Officer. In connection with his appointment, the Company and Mr. Walraven entered into a Letter Agreement, dated December 13, 2024, pursuant to which Mr. Walraven received compensation at the rate of $62,500 per month. Effective September 1, 2025, Mr. Walraven was promoted to Executive Vice President and Chief Financial Officer.

At that time, the Company entered into an employment agreement with Mr. Walraven as further discussed below. This table includes all compensation to Mr. Walraven in 2025 across his various titles.
(5)    Represents (i) dividends received by Mr. Walraven in 2025 on an aggregate of 251,220 unvested Common Share totaling $25,122 and (ii) employer 401k matching contribution of $7,500.
(6)    Mr. Walraven was appointed to the Board on August 21, 2024 and served in that capacity through December 12, 2024, earning $42,500 in director compensation. Effective as of December 13, 2024, Mr. Walraven was appointed as our Interim Chief Financial Officer at a monthly compensation rate of $62,500, earning $31,250 for the remainder of 2024.
Narrative Disclosure to Summary Compensation Table
Employment Agreements
Employment Agreement with John L. Villano
In August 2016, in anticipation of our initial public offering, we entered into an employment agreement with John L. Villano. The material terms of Mr. Villano’s employment agreement are as follows:
•    Mr. Villano serves as our Chairman, Chief Executive Officer and President. He also served as our Interim Chief Financial Officer until June 2024.
•    The employment agreement has an initial term of five years commencing in February 2017 unless terminated earlier in accordance with his employment agreement. The employment agreement is automatically extended for subsequent one year periods on each anniversary date unless either party provides written notice not to renew at least 180 days before the next anniversary date, in which case the agreement will terminate on the next anniversary date.
•    In April 2022, Mr. Villano’s base salary was increased to $750,000 per annum, effective retroactive as of January 1, 2022.
•    Mr. Villano is entitled to annual cash incentive compensation targeted at 50% of base salary, but in such amount as determined by the Compensation Committee in its sole discretion.
•    Mr. Villano is entitled to a time-based equity award with a grant date value equal to his annual base salary, as determined by the Compensation Committee in its sole discretion.
•    Mr. Villano has the right to participate in all retirement, pension, deferred compensation, insurance, and other benefit plans adopted and maintained by us for the benefit of employees and is entitled to additional compensation in an amount equal to the cost of any such benefit plan or program if he chooses not to participate.
•    Mr. Villano is indemnified to the full extent permitted by law against and for any claims, liabilities, losses, expenses and costs incurred that relate to any acts or omission taken in his capacity as an officer or director.
•    Mr. Villano is subject to a two-year non-competition covenant if his employment is terminated for “Cause” (as defined in his employment agreement).
•    In the event any payment to Mr. Villano is subject to an excise tax under the Code, he will receive an additional amount equal to the amount of the excise tax and any other taxes (whether in the nature of excise taxes or income taxes) in order to put Mr. Villano in the same net after-tax position as if the payment were not subject to any excise tax.
Mr. Villano’s employment agreement provides that the Company may terminate his employment at any time with or without “Cause.” It also provides that his employment will terminate upon his death or disability. The employment agreement provides that Mr. Villano is not entitled to any severance if his employment is terminated by the Company for “Cause”. If Mr. Villano’s employment is terminated by the Company without “Cause,” due to Mr. Villano’s death or disability or if Mr. Villano resigns for “Good Reason” (as defined in the employment agreement, which includes a “change in control” of the Company), he is entitled to receive: (i) his annual base salary effective at the time of termination, (ii) prorated incentive compensation for the year of termination based on the number of months worked in such year, (iii) a lump sum payment equal to 4 times the sum of (x) his annual base salary effective as of the date of termination and (y) the highest incentive compensation paid to Mr. Villano during the most recent three calendar years prior to the date of termination; (iv) any deferred compensation and accrued vacation pay; (v) continuation for up to 12 months after termination of health and welfare and long-term disability benefits; (vi) any other compensation or benefits as may be provided under any plans or programs of the Company and (vii) full accelerated vesting of any stock options held by Mr. Villano.
Letter Agreement and Employment Agreement with Jeffery C. Walraven
In December 2024, Jeffery C. Walraven was appointed as our Interim Chief Financial Officer. In connection with his appointment, the Company and Mr. Walraven entered into a Letter Agreement, dated December 13, 2024, pursuant to which Mr. Walraven received compensation at the rate of $62,500 per month. Mr. Walraven provided service on a month-to-month basis and the Letter Agreement could be terminated by either party as of the end of any calendar month at any time by written notice to the other party no later than the 15th day of that month.
Effective September 1, 2025, the Company promoted Jeffery C. Walraven to the position of Executive Vice President and Chief Financial Officer. In connection with Mr. Walraven's promotion, the Company and Mr. Walraven entered into an Employment Agreement, effective as of September 1, 2025. The material terms of Mr. Walraven’s employment agreement are as follows:

•Mr. Walraven serves as Executive Vice President and Chief Financial Officer.
•The employment agreement remains effective until terminated by either party in accordance with the terms of the employment agreement.
•Mr. Walraven receives an annual base salary of $600,000.
•Mr. Walraven is entitled to annual cash incentive compensation targeted at 50% of base salary, but in such amount as determined by the Compensation Committee in its sole discretion.
•Mr. Walraven is entitled to annual long-term equity incentive award with a target grant date fair value of $250,000. The actual amount of the award, if any, is determined by the Compensation Committee in its sole discretion.
•Mr. Walraven is entitled to discretionary incentive compensation upon the successful closing of certain capital transactions. The determination of whether an incentive is earned, as well as the specific amount of any such payment, is determined by the Board or the Compensation Committee in their sole discretion.
•Mr. Walraven has the right to participate in all retirement, pension, deferred compensation, insurance, and other benefit plans adopted and maintained by us for the benefit of employees.
•Mr. Walraven is subject to a two-year non-competition covenant if his employment is terminated for “Cause” (as defined in his employment agreement).
Mr. Walraven’s employment agreement provides that the Company may terminate his employment at any time with or without “Cause” (as defined in the employment agreement). It also provides that his employment will terminate upon his death or disability. Regardless of the manner of termination, Mr. Walraven is entitled to receive certain “Accrued Obligations” (as defined in the employment agreement). The employment agreement provides that Mr. Walraven is not entitled to any severance if his employment is terminated by the Company for “Cause”. If Mr. Walraven’s employment is terminated by the Company without “Cause,” or if Mr. Walraven resigns for “Good Reason” (as defined in the employment agreement), he is entitled to: (i) receive a lump sum payment equal to two times the sum of (a) his annual base salary and (b) the average annual bonus for the most recent three calendar years (or such shorter period as he was employed by the Company) prior to termination; (ii) receive prorated incentive compensation for the year of termination based on the number of months worked in such year; and (iii) continued payment by the Company of the employer-portion of his health insurance (COBRA) premiums at the active employee rate for up to 12 months (or until he becomes eligible for group medical benefits from another employer).
Executive Compensation Elements
The following describes the material terms of the elements of our executive compensation program during 2025.

Base Salaries
Base salaries for our Named Executive Officers are initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of the executive officers’ responsibilities, and competitive market compensation paid by other companies for similar positions within the industry and geography. Annual base salaries are intended to provide a fixed component of compensation to our Named Executive Officers, reflecting their skillsets, experience, roles, and responsibilities..
Bonuses
For the year ended December 31, 2024, Mr. Villano was entitled to a “target bonus” of $375,000. On March 10, 2025, the Compensation Committee awarded Mr. Villano a bonus of $300,000 based on the Company’s performance for 2024, which was paid in one lump sum in 2025.
For the year ended December 31, 2025, Mr. Villano and Mr. Walraven were each entitled to a “target bonus” of $375,000 and $100,000, respectively. On March 6, 2026, the Compensation Committee awarded Mr. Villano and Mr. Walraven a bonus of $375,000 and $100,000, respectively, based on the Company’s performance for 2025 which was paid in 2026. Mr. Walraven's amount for 2025 was a pro rated amount of his annual target from the effective date of his employment agreement on September 1, 2025.
Equity Compensation
We maintained the Sachem Capital Corp. 2016 Equity Compensation Plan and now maintain the Sachem Capital Corp. 2025 Omnibus Incentive Plan, under which we may grant equity awards to our directors, employees (including our Named Executive Officers), and consultants.
In February 2023, Mr. Villano received a grant of 130,890 shares of restricted stock. Such restricted stock award vests in three equal installments on each of January 1, 2024, 2025 and 2026, subject to Mr. Villano’s continued service with the Company on the vesting date; provided that such restricted stock award will become fully vested if Mr. Villano’s employment is terminated without “Cause” or due to resignation for “Good Reason”.
In March 2024, Mr. Villano received a grant of 111,857 shares of restricted stock. Such restricted stock award vests in three equal installments on each of January 1, 2025, 2026, and 2027, subject to Mr. Villano’s continued service with the Company on the applicable vesting date; provided that the restricted stock award will become fully vested become fully vested if Mr. Villano’s employment is terminated without “Cause” or due to resignation for “Good Reason”.
In August 2025, Mr. Villano received a grant of 112,613 shares of restricted stock. Such restricted stock award vests in three equal installments on each of January 1, 2026, 2027, and 2028, subject to Mr. Villano’s continued service with the Company on the applicable vesting date; provided that the restricted stock award will become fully vested become fully vested if Mr. Villano’s employment is terminated without “Cause” or due to resignation for “Good Reason”.
In March 2025, Mr. Walraven received a grant of 20,000 shares of restricted stock. Such restricted stock award vests in four equal installments on each of March 10, 2025, 2026, 2027, and 2028, subject to Mr. Walraven’s continued service with the Company on the applicable vesting date; provided that the restricted stock award will become fully vested become fully vested if Mr. Walraven’s employment is terminated without “Cause” or due to resignation for “Good Reason”.
In September 2025, Mr. Walraven received a grant of 236,220 shares of restricted stock. Such restricted stock award cliff vests on September 3, 2028, subject to Mr. Walraven’s continued service with the Company on the applicable vesting date; provided that the restricted stock award will become fully vested become fully vested if Mr. Walraven’s employment is terminated without “Cause” or due to resignation for “Good Reason”.

Retirement Plan
The Company maintains the Sachem Capital Corp. 401(k) Profit Sharing Plan (the “401(k) Plan”). All employees who meet he participation criteria are eligible to participate in the 401(k) Plan. Under the terms of the 401(k) Plan, the Company is obligated to contribute 3% of a participant’s compensation to the 401(k) Plan.
Employee Benefits and Perquisites
Our Named Executive Officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees generally.
We also provide our Named Executive Officers with term life insurance and disability insurance at our expense as we do for all of our full-time employees. Except for the benefits provided to Mr. Villano under his employment agreement, we do not provide our Named Executive Officers with any other significant perquisites or other personal benefits.
Outstanding Equity Awards at Fiscal Year-End 2025
The following table sets forth information concerning outstanding equity awards to the Named Executive Officers as of December 31, 2025.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
John L. Villano	02/17/23	43,630	(2)	45,375
	03/19/24	74,571	(2)	77,554
	08/11/25	112,613	(2)	117,118
Jeffery C. Walraven	03/10/25	15,000	(3)	15,600
	09/03/25	236,220	(4)	245,669

(1)    Calculated based on the closing price of our Common Shares of $1.04 per share on December 31, 2025.
(2)    One-third of each restricted stock award vests on January 1st of the first three years following the grant date, subject to Mr. Villano's continued service with the Company. Unvested shares may not be transferred, sold, pledged, hypothecated or assigned, and are subject to forfeiture.
(3)    One-fourth of this restricted stock award vests on March 10, 2025, 2026, 2027 and 2028, subject to Mr. Walraven's continued service with the Company. Unvested shares may not be transferred, sold, pledged, hypothecated or assigned, and are subject to forfeiture.
(4)    This award has cliff vesting on September 3, 2028.

Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our principal executive officer (“PEO”) and our other Named Executive Officers (“Non-PEO Named Executives”) and certain financial performance of the Company for each of the fiscal years ended December 31, 2025, 2024, and 2023 as a smaller reporting company.

Year (a)	Summary Compensation Table Total for PEO(1) (b)	Compensation Actually Paid to PEO(2) (c)	Average Summary Compensation Table Total for Non-PEO Named Executives(3) (d)	Average Compensation Actually Paid to Non-PEO Named Executives(2) (e)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(4) (f)	Net Income (g)
2025	$1,655,089	$1,585,481	$1,095,653	$1,039,072	$59.39	$6,308,380
2024	$1,722,327	$880,991	$286,119	$295,339	$62.73	$(39,570,938)
2023	$1,718,336	$1,892,908	—	—	$127.88	$15,899,153

(1)    For each year shown, the PEO was John L. Villano. The values reflected in this column represent the “Total” compensation set forth in the Summary Compensation Table (“SCT”) on page 16 above.
(2)    Compensation actually paid (“CAP”) is defined by the SEC and is computed in accordance with Item 402(v) of Regulation S-K as follows:

Adjustments to Determine CAP to the PEO	2025	2024	2023
Total Compensation in the Summary Compensation Table	$1,655,089	$1,722,327	$1,718,336
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	$(125,000)	$(506,712)	$(506,544)
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	—	—	—
Add the fair value as of the end of the covered fiscal year of all awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$117,118	$151,007	$489,529
Add the amount equal to the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$(36,642)	$(286,963)	$42,061
Add for awards that are granted and vest in the same year, the fair value as of the vesting date	—	—	—
Add the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	$(25,084)	$(254,330)	$40,814
Deduction for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year	—	—	—
Add the dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$—	$55,662	$108,712
Total Adjustments	$(69,608)	$(841,336)	$174,572
CAP to the PEO	$1,585,481	$880,991	$1,892,908

Adjustments to Determine CAP to the other Non-PEO Named Executives	2025	2024	2023
Total Average Compensation in the Summary Compensation Table	$1,095,653	$286,119	$—
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	$(323,800)	$—	$—
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	$—	$—	$—
Add the fair value as of the end of the covered fiscal year of all awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$261,269	$—	$—
Add the amount equal to the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$—	$(6,373)	$—
Add for awards that are granted and vest in the same year, the fair value as of the vesting date	$5,950	$11,983	$—
Add the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	$—	$—	$—
Deduction for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year	$—	$—	$—
Add the dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$—	$3,610	$—
Total Adjustments	$(56,581)	$9,220	$—
CAP to the other Non-PEO Named Executives	$1,039,072	$295,339	$—
(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for the Non-PEO Named Executives as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Non-PEO Named Executives in each applicable year are as follows: (i) for 2025, Jeffery C. Walraven, our Executive Vice President and Chief Financial Officer; (ii) for 2024, Nicholas M. Marcello, our former Chief Financial Officer; and (iii) for 2023, we did not have any Non-PEO Named Executives, respectively.
(4)    The amounts reported represent the measurement period value of an investment of $100 in our Common Shares on December 30, 2022 (the last trading day of the 2022 fiscal year), and then valued again on December 29, 2023 (the last trading day of the 2023 fiscal year); December 31, 2024; and December 31, 2025 based on the closing price per share of our Common Shares as of such dates and assuming the reinvestment of dividends.
Relationship Between Compensation Actually Paid and Financial Performance Measures
The relationship between the CAP to our PEO and to our Non-PEO Named Executives, with (i) our cumulative total shareholder return (“TSR”), and (ii) our net income, in each case, for the fiscal years ended December 31, 2025, 2024, and 2023 is described as follows:
From 2023 to 2025, the CAP to our PEO decreased by $307,427, or 16.2%, from $1,892,908 to $1,585,481. We did not have any Non-PEO Named Executives in 2023. From 2024 to 2025, the CAP to our Non-PEO Named Executives increased by $743,733, or 251.82%, from $295,339 to $1,039,072. From 2023 to 2025, the Company’s TSR decreased by approximately 53.6% from $127.88 to $59.39 based on an investment of $100 in our Common Shares on December 30, 2022 and then valued again on the last trading day of the fiscal year 2023 as compared to 2025, and our net income decreased by approximately 60.3%, from net income of $15,899,153 in 2023 to $6,308,380 in 2025.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.
To the best of the Company’s knowledge, based solely on review of the copies of such forms furnished to the Company, or written representations that no other forms were required, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders pursuant to Section 16(a) of the Exchange Act were complied with during the year ended December 31, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a policy that prohibits any transaction between us and a related party unless the terms of that transaction are no less favorable to us than if we had entered into the same transaction with an unrelated party and the transaction is approved by our Audit Committee or other independent committee of the board of directors, in the case where it is inappropriate for our Audit Committee to review such a transaction due to a conflict of interest.
During the years ended December 31, 2025 and 2024, the daughter of our Chief Executive Officer was paid $0.2 million and $0.2 million, respectively, for internal audit and compliance services provided to us
Other than as disclosed above, since the beginning of our last fiscal year, there have been no related person transactions, nor any currently proposed related person transactions, between the Company and any Company director or executive officer or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, nor that would be reportable under SEC rules or regulations.

Security Ownership of Certain Beneficial Owners
The following table, together with the accompanying footnotes, sets forth information, as of September 2, 2026, regarding stock ownership of all persons known by us to own beneficially more than 5% of our outstanding Common Shares including our Named Executive Officers, all directors, and all directors and officers as a group:

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned(2)	Percentage of Class(3)
Executive Officers and Directors
John L. Villano(4)	1,919,805	4.00%
Leslie Bernhard(5)	8,250	*
Brian A. Prinz(6)	418,359	*
Jeffery C. Walraven(7)	256,220	*
All officers and directors as a group (4 persons)	2,602,634	5.43%

*    Less than 1%.
(1)    Unless otherwise provided, the address of each of the individuals above is c/o Sachem Capital Corp., 568 East Main Street, Branford, CT 06405.
(2)    A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within sixty (60) days have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the Common Shares shown as beneficially owned.
(3)    All percentages are determined based on 47,954,632 Common Shares outstanding as of September 2, 2026.
(4)    Includes 112,360 restricted Common Shares which are subject to vesting including: (i) 74,823 shares vesting on January 1, 2027; and (ii) 37,537 shares vesting on January 1, 2028. Also includes 10,863 Common Shares owned by Mr. Villano’s wife. Mr. Villano disclaims ownership of the 10,863 Common Shares owned by his wife for the purposes of section 13(d) or 13(g) of the Exchange Act.
(5)    Includes 1,500 restricted Common Shares which vest on September 7, 2026.
(6)    Includes 11,500 restricted Common Shares which are subject to vesting including: (i) 1,500 shares vesting on of September 7, 2026; and (ii) 5,000 shares vesting on each March 10, 2027 and 2028.
(7)    Includes 246,220 restricted Common Shares which are subject to vesting including: (i) 5,000 shares vesting on each of March 10, 2027 and 2028; and (ii) 236,220 shares vesting on September 3, 2028.

Proposal No. 2
ADVISORY APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS
Baker Tilly has been our independent auditor since 2024. Their audit report appears in our Annual Report. One or more representatives of Baker Tilly is expected to be at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from our shareholders.
Selection of the independent accountants is not required to be submitted to a vote of our shareholders for advisory approval. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. The Audit Committee expects to appoint Baker Tilly to serve as independent auditors to conduct an audit of our accounts for the 2026 fiscal year. However, the Board is submitting this matter to our shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will take that into consideration when deciding whether to retain Baker Tilly and may retain that firm or another without re-submitting the matter to the shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.
The Board recommends a vote FOR this proposal, and Proxies that are signed and returned will be so voted, unless otherwise instructed.
* * * * *
Independent Registered Public Accounting Firm Fees and Other Matters
Effective November 18, 2024, our Audit Committee engaged Baker Tilly to replace Hoberman & Lesser CPA’s, LLP (“Hoberman”) as our principal accounting firm. The aggregate fees billed by our principal accounting firms for the years ended December 31, 2025 and 2024 are as follows:

	2025	2024
Audit fees(1)	$540,126	$388,958
Audit-Related Fees	—	—
Tax Fees(2)	99,435	70,800
All other fees	—	—
Total fees	$639,561	$459,758

(1)    Fees for services related to the audit of the Company’s consolidated financial statements, quarterly reviews of the Company’s unaudited interim consolidated financial statements, and consultation on significant accounting matters of $380,000 and $330,000, respectively, for 2025 and 2024, fees in connection with the Company’s registration statements and comfort letters for offerings in 2025 and 2024 of $130,000 and $41,500, respectively, and fees and expenses in 2025 and 2024 of $30,126 and $17,458, respectively.
(2)    Fees associated with tax compliance, advice, and planning.
In 2025, the audit fees include audit and financial statement review fees from Baker Tilly. These fees include fees for professional services rendered for the audit of our annual financial statements and the review of financial statements included in our reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings and fees related to registration statements. The tax fees include tax compliance, advice, and planning from Baker Tilly.
In 2024, the audit fees include aggregate audit and financial statement review fees from Baker Tilly and Hoberman. These fees include fees for professional services rendered for the audit of our annual financial statements and the review of financial statements included in our reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings and fees related to registration statements. The tax fees include tax compliance, advice, and planning from Baker Tilly.

Audit Committee Pre-Approval Policy
The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before they are engaged to render these services. The Audit Committee may consult with management in the decision-making process but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting. All audit and non-audit services performed by the independent accountants must be pre-approved by the Audit Committee to assure that such services do not impair the auditors’ independence from us. During the year ended December 31, 2025, the Audit Committee pre-approved 100% of the services provided by Baker Tilly.

Proposal No. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
General
We are providing our shareholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.
The Compensation Committee reviews and recommends the compensation and benefits payable to our officers, reviews general policy matters relating to employee compensation and benefits and administers our Plan and other incentive compensation arrangements.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, management and the Compensation Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE FOLLOWING ADVISORY RESOLUTION:
RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the disclosure under the compensation tables and accompanying narrative disclosure, and any related material disclosed in this Proxy Statement, is hereby approved.
The Board recommends a vote FOR this proposal and proxies that are signed and returned will be so voted, unless otherwise instructed
* * * *
Equity Compensation Plan Information
The following table provides information as of December 31, 2025 regarding Common Shares that may be issued under the Sachem Capital Corp. 2025 Omnibus Incentive Plan (the “Plan”):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted Average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders:	—	Not applicable	2,553,447
Total	—	Not applicable	2,553,447

During the fiscal year ended December 31, 2025, we granted an aggregate of 383,315 and 347,500 restricted Common Shares under the Plan and the 2016 Equity Compensation Plan , respectively. Subsequent to December 31, 2025, we granted an aggregate of 282,217 restricted Common Shares under the Plan.

Types and Terms of Awards

Awards under the Plan may take the form of stock options (either incentive stock options or non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, or other equity and cash awards. Subject to restrictions that are set forth in the Plan, the Compensation Committee has complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination and forfeiture provisions.

    As of December 31, 2025, there were no stock options, stock appreciation rights, or restricted stock units granted under the Plan.
* * * * *
MISCELLANEOUS
Annual Report to Shareholders
A copy of our Annual Report is being mailed concurrently with this Proxy Statement to shareholders entitled to notice of and to vote at the Annual Meeting. Our Annual Report is not incorporated into this Proxy Statement and will not be deemed to be solicitation material. A copy of our Annual Report is available without charge from our website at www.sachemcapitalcorp.com/investor-relations/financials/annual-reports. Our Annual Report is also available in print to shareholders without charge and upon request, addressed to Sachem Capital Corp., 568 East Main Street, Branford, Connecticut 06405, Attention: Corporate Secretary.
Solicitation of Proxies
The Board is making this solicitation of Proxies and the entire cost of the solicitation of Proxies will be borne by the Company. Proxies may be solicited by directors, officers and administrative personnel of the Company, without extra compensation, by telephone, telegraph, mail or personal interview. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred for mailing Proxies and Proxy Materials to the beneficial owners of its Common Shares.
In connection with the engagement of D.F. King & Co., Inc. by the Company as a proxy solicitor, the Company anticipates that certain employees of D.F. King & Co., Inc. may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of proxies for the Annual Meeting. The Company expects to pay D.F. King & Co., Inc. a fee of $11,000 for its services in connection with the solicitation of proxies for the Annual Meeting.
Shareholder Proposals for Next Annual Meeting pursuant to Rule 14a-8 of the Exchange Act
Shareholders who intend to have a proposal considered for inclusion in our Proxy Materials for presentation at our 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”) pursuant to Rule 14a- 8 under the Exchange Act must submit the proposal to our Corporate Secretary at our offices at 568 East Main Street, Branford, Connecticut 06405, in writing not later than May 14, 2027, which is 120 days before the one-year anniversary date on which this Proxy Statement was mailed to our shareholders in connection with this Annual Meeting, and must otherwise comply with the rules promulgated by the SEC.
If the date of the 2027 Annual Meeting is changed by more than 30 days from the anniversary date of this Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2027 Annual Meeting. In such an event, we expect to issue a press release announcing such change and take reasonable steps necessary to inform other relevant parties of the change including intermediaries in the proxy process.

Shareholder Director Nomination and Other Shareholder Proposals for Presentation at the 2027 Annual Meeting Not Included in 2027 Proxy Statement.
Under our Bylaws, written notice of shareholder nominations to the Board or any other business proposed by a shareholder that is not to be included in the 2027 Proxy Statement pursuant to the notice provisions in Article II, Section 10 of our Bylaws (the “Proposal Notice”), must be delivered to our Corporate Secretary at our offices at 568 East Main Street, Branford, Connecticut 06405, not later than close of business on the 90th day nor earlier than 120th days prior to the one-year anniversary date of this Annual Meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2027 Annual Meeting, but not included in the 2027 Proxy Statement, must deliver the Proposal Notice (containing the information specified in our Bylaws) to the Corporate Secretary between June 24, 2027 and July 24, 2027. However, if the date of the 2027 Annual Meeting is earlier by more than 30 days or delayed by more than 60 days from the one-year anniversary date of this Annual Meeting, the Proposal Notice must be delivered to our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting and not later than the close of business on the later of: (i) the 90th day prior to the 2027 Annual Meeting; or (ii) the 10th day following public announcement by the Company of the date of the 2027 Annual Meeting.
Shareholder Solicitation of Proxies in Support of Director Nominees Other Than Company Nominees.
In addition to satisfying the provisions in our Bylaws relating to nominations of director candidates, including the deadline for written notices, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees), which notice must be postmarked or transmitted electronically our Corporate Secretary at our offices at 568 East Main Street, Branford, Connecticut 06405, no later than 60 calendar days prior to the anniversary date of this Annual Meeting (for the 2027 Annual Meeting of Shareholders, no later than August 23, 2027. However, if the date of the 2027 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 days prior to the date of the 2027 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either or both documents to you if you call or write to us at the following address or phone number: 568 East Main Street, Branford, Connecticut 06405, (203) 433-4736, Attention: Corporate Secretary. If you want to receive separate copies of the Annual Report and Proxy Statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.
Cautionary Note Regarding Forward-Looking Statements
This Proxy Statement contains historical information, as well as forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) that involve known and unknown risks and relate to, among other things, future events, projections, financial guidance, legislative or regulatory developments, strategy or growth opportunities, our future financial performance, our projected business results, or our projected capital expenditures. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, the reader can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Any forward-looking statement speaks only as of the date of this Proxy Statement, and the Company undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Our Annual Report, filed March 13, 2026, can be found on the Company’s website at www.sachemcapitalcorp.com/investor-relations/financials/annual-reports, and discusses risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in this Proxy Statement.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE OR MAIL AS SOON AS POSSIBLE SO THAT YOUR COMMON SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.
IF BY MAIL, PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.
By order of the Board
John L Villano, CPA
Chairman of the Board
Branford, Connecticut
September 11, 2026

SACHEM CAPITAL

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS:

01 - John L. Villano | 02 - Leslie Bernhard | 03 - Brian A. Prinz

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

04BMKC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Sachem Capital Corp.

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — October 22, 2026
10:00 a.m., Eastern Daylight Time

The undersigned hereby constitutes and appoints John L. Villano and Jeffery C. Walraven, and each of them, with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Shareholders of Sachem Capital Corp. (the "Company") to be held virtually via the Internet at meetnow.global/M9ZHLZ6, on Thursday, October 22, 2026 at 10:00 a.m., Eastern Daylight Time, and at any adjournment or postponement thereof, hereby revoking any Proxies heretofore given, to vote all common shares of the Company held or owned by the undersigned on the proposals more fully set forth in the Notice and Proxy Statement for the Annual Meeting in accordance with the recommendations of the Board of Directors of the Company as set forth therein, and in their discretion upon such other matters as may come before the Annual Meeting.

Shares represented by this Proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

Each proxy is authorized to vote upon such other business as may properly come before the meeting in his discretion.

(Items to be voted appear on reverse side)